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                                                                 Exhibit (13)(c)

                                  PURCHASE AGREEMENT


          The Galaxy VIP Fund, a Massachusetts business trust (the "Trust"), and Columbia Management Co., an Oregon corporation ("Columbia"), hereby agree with each other as follows:

          1. The Trust hereby offers Columbia and Columbia hereby purchases twenty-five thousand (25,000) Class G shares of beneficial interest representing interests in the Trust's Columbia Real Estate Equity Fund II and twenty-five thousand (25,000) Class H shares of beneficial interest representing interests in the Trust's Columbia High Yield Fund II, at a purchase price of $10.00 per share, aggregating to fifty thousand (50,000) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). Columbia hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Columbia of funds in the amount of $500,000.00 in full payment for the Shares.

          2. Columbia represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. The names "The Galaxy VIP Fund" and "Trustees of The Galaxy VIP Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated May 27, 1992 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy VIP Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of February, 1998.

                                        THE GALAXY VIP FUND


                                        By: /s/John T. O'Neill
                                            --------------------------------
                                            President


                                        COLUMBIA MANAGEMENT CO.


                                        By: /s/Thomas L. Thomsen
                                            --------------------------------